Gryphon Reports on Exploration Progress
75 meters of 3.0 gpt drill results west of the Graben

June 26, 2007: Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB): Gryphon Gold reported the progress of its US $4.5 million, 72-hole 2007 Borealis exploration program (announced January 17, 2007) designed to increase the Graben's sulphide gold resources and explore under the pediments of the property.

Since the last report on April 10, 2007, Gryphon Gold has drilled 13 holes in and around the existing Graben gold deposit (assays have been received for nine), for a 2007 program total of 22 holes/7,175 meters. Five additional holes were drilled in the outlying pediments (for a 2007 program total of 6 holes/2,452 meters). That completes 28 of the announced 72 hole program.

The two most important holes drilled since reporting in April are the Graben holes G-42 and 43. These holes were drilled on newly permitted ground 425 feet west of Hole G-14, previously considered the most westerly margin of the Graben deposit. The favorable assays returned in these holes either extend the Graben considerably to the west or indicate the potential for a new zone parallel to the Graben gold resource. Assays pending from the four follow up holes drilled to date (G-44 to 47), and two further holes scheduled will be needed to make that determination.

	From	To	Interval	Gold	Interval	Gold
Hole No.	(meters)	(meters)	(meters)	(g/tonne)	(feet)	(oz/ton)
Area: Graben
G-42	206	232	26	3.4	95	0.10
including	221	232	11	5.6	35	0.16

G-43	207	282	75	3.0	245	0.09
including	216	241	25	6.5	80	0.19

N.B. The mineralization is composed of multiple fracture systems. The length of the vertical intercepts may or may not represent true width/thicknesses. The assays were prepared by Inspectorate America Corp., Sparks NV.

Drill hole G-42, a vertical hole 425 feet west of the most westerly hole (G-14) of the most northerly fence (G-03, 04, 06, 07, 09, 11, 13 & 14 - see cross-section at http://www.gryphongold.com/i/pdf/CrossG3_G14.pdf ) of the Graben gold deposit had a good assay intersection of 26 meters of 3.4 grams per tonne.

Hole G-43, drilled as an angle hole (to offset G-42) to the northeast, returned a significant intersection of 75 meters of 3.0 grams per tonne. Assays are pending for the four follow up holes drilled to date and two more holes are planned for this area before rotating the drill to the Central and Western pediments.

Drill holes G-37 through G-41 were drilled within the known boundaries of the Graben deposit. The sites were selected for the purpose of either expanding the lateral extent of known high grade zones or infill between known high grade zones. Three of these holes were lost (only partial samples recovered) due to the difficult local ground conditions (fractures, voids) often associated with the higher grade areas of the Graben and will be followed up after further analysis, and the remainder reported limited results as shown on our website at www.gryphongold.com/i/pdf/DrillResults2007.pdf ..

Graben resource expansion: Drill site selection in the Graben drilling program is being assisted by data from the resource modeling underway by AMEC, a world leader in the provision of technical services to the mining industry. The new resource calculation is expected to incorporate the results of all the holes drilled in the Graben by Gryphon Gold since March 2006, and is currently scheduled for completion late August 2007. Assays received before mid-July are expected to be utilized in the calculation. We anticipate an improved calculation.

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District exploration program: The five additional holes (CP 4 to 8) drilled in the Lucky Boy zone (located 3.0 km west of the Graben resource) which returned significant and varying lengths of anomalous detectable1 gold continued to expand the lateral extent of that zone.

The drilling defined a favorable hydrothermal alteration zone with minimum dimensions of 3,500 feet by 1,500 feet, and up to 1,400 feet thick. The upper part is silcified and oxidized, and the lower part contains intense quartz-alunite-pyrite alteration. All the holes have encountered detectable gold in intervals ranging for 400 to 1,400 feet in thickness. A reasonable interpretation of the data suggests that several of the drill holes encountered the margins of a Graben-like hydrothermal system. More drilling is planned to follow-up on these encouraging results.

The two holes drilled in 2006 (WP-1 and WP-2, reported January 17, 2007) that identified a 3,300 feet (1000 meters) lateral extension of the favorable hydrothermal alteration zone in the Flatlands zone of the Western Pediment (5.3 km west of the Graben resource) will be followed up after completing the current round of drilling in the Graben.

Summary: These results appear to support the view that the Borealis district is one of the largest known volcanic-hosted high-sulphidation gold-bearing mineralized systems in Nevada. To date the district contains the significant Borealis gold resource2 and favorable gold-bearing horizons totaling more than 8 square miles (of an estimated 20 square miles of favorable alteration) in the Central and Western Pediments. The challenge now is to locate more structurally disrupted zones within these horizons that contain higher grade gold mineralization similar to the Graben deposit of the Borealis resource.

Gryphon Gold is a Nevada incorporated company acquiring, exploring and developing gold resources in North America. Gryphon Gold's principal gold resource is the 1.8 million2 ounce Borealis gold resource located in the Walker Lane gold belt of western Nevada. At present the Company has 47.4 million shares outstanding with a cash balance of approximately US $6.0 million as at May 31, 2007.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

Albert J. Matter, Chairman

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Michelle/Larry Roth of Roth Investor Relations, Inc. at 732-792-2200

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to resource estimates, projections, our planned exploration and drilling programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources, which we are required to disclose pursuant to our reporting obligations in Canada." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements

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1 Detectable gold refers to a grade of less than 0.34g/tonne (0.01oz/ton) and greater then 0.034 g/tonne (0.001oz/ton).
2 CIM-compliant 0.5 million Measured, 0.7 million Indicated and 0.6 million Inferred ounces of gold resource

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